Exhibit 10.4

MESABA AVIATION, INC.
2003 INCENTIVE AWARD PLAN
AS ADOPTED NOVEMBER 19, 2003

SECTION 1
DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

1.1           Award Agreement.  The term “Award Agreement” means the document that evidences an Award and which sets forth the terms, conditions and limitations relating to such Award.

1.2           Award.  The term “Award” shall mean any award or benefit granted in accordance with the terms of the Plan.  Awards under the Plan may be in the form of Stock Appreciation Rights, Performance Awards, Other Stock Based Awards or Tax Offset Payments.  The terms and conditions of the Award shall be set forth in an Award Agreement.

1.3           Board.  The term “Board” shall mean the Board of Directors of the Company and any Committee appointed by the Board to administer the Plan pursuant to Section 9.

1.4           Committee.  The term “Committee” shall mean a committee described in Section 9.

1.5           Company.  The term “Company” shall mean Mesaba Aviation, Inc.

1.6           Director.  The term “Director” shall mean a member of the Company’s Board.

1.7           Eligible Individual.  The term “Eligible Individual” shall mean (a) key employees of the Company, (b) officers of the Company, and (c) members of the Company’s Board.  All Eligible Individuals must be natural persons who provide bona fide services to the Company.  An Award may be granted to an Eligible Individual prior to the date the Eligible Individual performs services for the Company, provided that such Award shall not become vested prior to the date the Eligible Individual first performs such services.

1.8           Fair Market Value.  The term “Fair Market Value” of a share of Stock on a given date shall mean the closing price of the share of Stock as reported on the Nasdaq Stock Market on such date, if the share of Stock is then quoted on the Nasdaq Stock Market or, if the market is closed on that date, the closing price of the share of Stock on the previous trading day.  If the Stock is not listed on the Nasdaq Stock Market, Fair Market Value shall be determined in good faith by the Board.

1.9           Other Stock Based Award.  The term “Other Stock Based Award” shall mean an Award, granted pursuant to Section 6, other than a SAR, that is valued in whole or in part by reference to, or is otherwise based on Stock.

1.10         Performance Award.  The term “Performance Award” shall mean an Award based upon the achievement of performance objectives, as contemplated by Section 5.

1.11         Plan.  The term “Plan” shall mean this 2003 Incentive Award Plan.

1.12         Stock.  The term “Stock” shall mean shares of common stock, $.01 par value, of MAIR Holdings, Inc., a Minnesota corporation that owns all of the outstanding common stock of the Company.

1.13         Stock Appreciation Right.  The term “Stock Appreciation Right” or “SAR” shall mean the grant, pursuant to Section 4, of a right to receive a payment from the Company in cash, equal to the excess of the Fair Market Value of one or more shares of Stock over the grant price of such shares under the terms of such Stock Appreciation Right.

SECTION 2
PURPOSE

The Plan has been established by the Company to (i) attract and retain Eligible Individuals; (ii) motivate Eligible Individuals, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other comparable companies; and (iv) further align Eligible Individuals’ interests with those of the Company through compensation based on the value of the Stock, thereby promoting the long-term financial interest of the Company.

SECTION 3
PARTICIPATION

Subject to the terms and conditions of the Plan, the Board may determine and designate, from time to time, Eligible Individuals who will be granted one or more Awards under the Plan.  In its sole discretion and without shareholder approval, the Board may grant to an Eligible Individual any Award or Awards permitted under the provisions of the Plan.  Awards may be granted as alternatives to or replacement of Awards outstanding under the Plan, or any other plan or arrangement of the Company.

SECTION 4
STOCK APPRECIATION RIGHTS

SARs will be granted at not less than the Fair Market Value of the Stock on the date an award is granted, unless the Board has determined, with the advice of counsel, that a grant at less than Fair Market Value will not result in taxable income to Eligible Individuals in the year of grant.  An SAR shall become vested and may be exercised at such times as may be specified in an Award Agreement, in whole or in installments, which may be cumulative and shall expire at such time as the Board shall determine at the time of grant; provided that no SAR shall be exercisable later than ten (10) years after the date granted.

SARs shall be exercised by the delivery of a written notice of exercise to the Company setting forth the number of shares of Stock with respect to which the SAR is to be exercised.

SECTION 5
PERFORMANCE AWARDS

The Committee shall have the right to designate Awards as “Performance Awards.”  The grant or vesting of a Performance Award shall be subject to the achievement of performance objectives established by the Board based on one or more of the following criteria, in each case applied to the Company or other business unit, as specified by the Board in an Award Agreement, and which the Board may use as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies: sales, operating profits, operating profits before interest expenses and taxes, net earnings, earnings per share, return on equity, return on assets, return on invested capital, total shareholder return, cash flow, debt to equity ratio, market share, stock price, economic value added, market value added, or other similar measure of performance.  The terms and conditions of a Performance Award shall be set forth in an Award Agreement entered into between the Company and the Eligible Individual.

SECTION 6
OTHER STOCK BASED AWARDS

The Board shall have complete discretion in determining the terms, conditions and limitations pertaining to Other Stock Based Awards, including, without limitation, phantom stock units, payments based upon the achievement of specific business objectives, tenure, and other measurements of individual or business performance, and the conditions under which such Awards will vest or lapse.

Payment of Other Stock Based Awards may be in the form of cash or other Awards, or in such combinations thereof as the Board shall determine at the time of grant, and with such restrictions as it may impose.  Payment may be made in a lump sum or in installments as prescribed by the Board.  The Board may also require or permit Eligible Individuals to elect to defer the settlement of Awards in cash under such rules and procedures as it may establish under the Plan.  The Board may also provide that deferred settlements include the payment or crediting of interest on the deferred amounts.

SECTION 7
TAX OFFSET PAYMENTS

The Board may provide for a Tax Offset Payment to be made by the Company to an Eligible Individual with respect to one or more Awards granted under the Plan.  The Tax Offset Payment shall be in an amount specified by the Board, which shall not exceed the amount necessary to pay the federal, state, local and other taxes payable with respect to the applicable Award, assuming that the Eligible Individual is taxed at the maximum tax rate applicable to such income.  The Tax Offset Payment shall be paid solely in cash.  The terms and conditions of a Tax Offset Payment Award shall be set forth in an Award Agreement entered into between the Company and the Eligible Individual.

SECTION 8
OPERATION AND ADMINISTRATION

8.1           Effective Date.  The Plan shall be effective as of November 17, 2003 (the “Effective Date”).  The Plan shall remain in effect until terminated in writing by the Board, which the Board expressly reserves the right to do, subject to the provisions of Section 9.2  hereof.

8.2           Tax Withholding.  Each Eligible Individual shall, no later than the date as of which the value of an Award first becomes includible in such person’s gross income for applicable tax purposes, pay, pursuant to such arrangements as the Company may establish from time to time, any federal, state, local or other taxes of any kind required by law to be withheld with respect to the Award.  The obligations of the Company under the Plan shall be conditional on such payment, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Eligible Individual.

8.3           Payments.  Awards may be settled in cash or by other Awards, as specified in the Award Agreement.  No Award may result in, or be paid by, the issuance of Stock or other securities.  Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Board shall determine.  The Board may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest.

8.4           Transferability.  Except as otherwise provided by the Board, Awards under the Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent and distribution.  If the Board makes an Award transferable, the Award Agreement shall set forth such additional terms and conditions regarding transferability as the Board deems appropriate.

8.5           Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Eligible Individual or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing delivered to the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Board shall require.

8.6           Agreement With Company.  Any Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Board shall, in its sole discretion, prescribe.  The terms and conditions of any Award shall be reflected in an Award Agreement.

8.7           Limitation of Implied Rights.

(a)                                  Neither an Eligible Individual nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any of its affiliates whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any affiliate, in its sole discretion, may set aside in anticipation of a liability under the Plan.  An Eligible Individual shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company or its affiliates, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any Eligible Individual.

(b)                                 This Plan does not constitute a contract of employment, and selection as a Eligible Individual will not give the Eligible Individual the right to be retained in the employ of the Company, nor any right or claim to any future grants or to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

8.8           Termination for Cause.  If the employment of an Eligible Individual is terminated by the Company for “cause,” then the Board shall have the right to cancel any Awards granted to the Eligible Individual under the Plan and the Eligible Individual shall forfeit any and all rights under the Plan.  The term “cause” shall mean (1) the Eligible Individual’s violation of any provision of any non-competition agreement or confidentiality agreement with the Company; (2) an illegal or negligent action by the Eligible Individual that materially and adversely affects the Company; (3) the Eligible Individual’s failure or refusal to perform his or her duties (except when prevented by reason of illness or disability); or (4) conviction of the Eligible Individual of a felony involving moral turpitude or financial impropriety.

8.9           Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

8.10         Awards to Section 16 Reporting Persons.  Any Award granted to an Eligible Individual who is required to report his or her beneficial ownership of Stock pursuant to Section 16(a) of the Securities Exchange Act of 1934 shall be structured to satisfy the requirements for exemption under Rule 16b-3(d)(3).  SARs granted to such persons shall first become exercisable not less than six months after the date of grant.

8.11         Claims Procedure.

(a)                                  Claims Filing.  If for any reason a claim for benefits under this Plan is denied by the Board, the Board shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Plan section on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his or her claim, all written in a manner calculated to be understood by the claimant.  The Company’s explanation shall be delivered to the claimant within 90 days of the date the claim is filed.  For this purpose, the claimant’s claim shall be deemed filed when presented in writing to the Board.

(b)                                 Review Request.  The claimant shall have 60 days following his or her receipt of the denial of the claim to file with the Board a written request for review of the denial.  For such review, the claimant or his or her representative may submit pertinent documents and written issues and comments.

(c)                                  Review Procedure.  The Board shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant’s request for review.  The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant, as well as specific reference to the pertinent Plan provisions on which the decision is based.  If a copy of the decision is not so furnished to the claimant within 60 days, the claim shall be deemed denied on review.

SECTION 9
AUTHORITY OF THE BOARD

9.1           Administration.  The Plan shall be administered by Board or such Committee of one or more Directors as the Board shall designate to administer the Plan.  The Board may administer the Plan or exercise any or all of the administrative duties of the Committee at any time when a Committee has been appointed by the Board.  All determinations made by the Board pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Eligible Individuals.

9.2           Powers of Board.  The Board shall have the following authority with respect to Awards under the Plan: to grant Awards; to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award granted under the Plan; and to otherwise supervise the administration of the Plan.  In particular, and without limiting its authority and powers, the Board shall have the authority:

(a)                                  to determine whether and to what extent any Award or combination of Awards will be granted hereunder;

(b)                                 to select the Eligible Individuals to whom Awards will be granted;

(c)                                  to determine the terms and conditions of any Award granted hereunder, including, but not limited to, any vesting or other restrictions based on such performance objectives and such other factors as the Board may establish, to determine the acceleration of any vesting restrictions under certain circumstances such as a change in control of the Company or any affiliate, and to determine whether the performance objectives and other terms and conditions of the Award are satisfied;

(d)                                 to determine the treatment of Awards upon the Eligible Individual’s retirement, disability, death, termination for cause or other termination of employment or service; and

(e)                                  to amend the terms of any Award, prospectively or retroactively; provided, however, that no amendment shall impair the rights of the Eligible Individual without his or her written consent.

Determinations by the Board under the Plan relating to the form, amount, and terms and conditions of Awards need not be uniform, and may be made selectively among Eligible Individuals who receive Awards under the Plan, whether or not such Eligible Individuals are similarly situated.  The Board shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding any provisions in an Award Agreement stating the time at which the Award may first be exercised or the time during which the Award will vest.

9.3           Delegation by Board.  Except to the extent prohibited by applicable law, the Board may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked by the Board at any time.

9.4           Information to be Furnished to Board.  The Company shall furnish the Board with such data and information as it determines may be required for it to discharge its duties.  The records of the Company as to an Eligible Individual’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect.  Eligible Individuals and other persons entitled to benefits under the Plan must furnish the Board such evidence, data or information as the Board considers desirable to carry out the terms of the Plan.

9.5           Non-Liability of Board.  No member of the Board or any officer or employee of the Company acting on behalf of the Board shall be personally liable for any action, determination or interpretation taken or made with respect to the Plan, and all members of the Board and all officers or employees of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation.

SECTION 10
AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Eligible Individual (or, if the Eligible Individual is not then living, the affected beneficiary), adversely affect the rights of any Eligible Individual or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board.  An amendment shall be subject to approval by the Company’s shareholders only to the extent required by applicable laws, regulations or rules of a stock exchange or similar entity.

SECTION 11
GENERAL PROVISIONS

11.1         Award Agreements.  No Eligible Individual will have rights under an Award granted to such Eligible Individual unless and until an Award Agreement has been duly executed on behalf of the Company and the Eligible Individual.

11.2         No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

11.3         Headings.  The headings of the sections and subsections of this Plan are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof.

11.4         Beneficiaries.  An Eligible Individual may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan may be paid or transferred in case of death.  Each designation will revoke all prior designations, shall be in a form prescribed by the Board, and will be effective only when filed by the Eligible Individual in writing with the Board during his or her lifetime.  In the absence of any such designation, benefits outstanding at the Eligible Individual’s death shall be paid or transferred to his or her estate.  There shall be no third party beneficiaries of or to this Plan.  Any beneficiary of the Eligible Individual shall have only a claim to such benefits as may be determined to be payable hereunder, if any, and shall not, under any circumstances other than the right to claim such benefits, be deemed a third party beneficiary of or to this Plan.

11.5         Governing Law.  The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Minnesota, except to the extent preempted by federal law, without regard to the principles of comity or the conflicts of law provisions of any jurisdiction.

11.6         Employment Relationship.  Nothing in this Plan or any award made hereunder shall interfere with or limit in any way the right of the Company to terminate any Eligible Individual’s employment (if applicable) at any time, with or without cause, nor confer upon any Eligible Individual any right to continue in the employ of the Company.

11.7         Rights as a Shareholder.  The holder of an Award under this Plan shall have no rights as a shareholder of Shares of MAIR Holdings, Inc. by virtue of such Award, including rights to vote or receive dividends.

11.8         No Trust.  Nothing contained in this Plan and no action taken pursuant to this Plan shall create or be construed to create a trust of any kind.  The Eligible Individuals’ right to receive payments from the Company under this Plan shall be no greater than the right of any unsecured creditor of the Company.  Title to and beneficial ownership of any assets which the Company may set aside or earmark to meet its contingent deferred obligation hereunder, shall at all times remain in the name of the Company, and the Eligible Individuals shall not under any circumstances acquire any property interest or rights in any specific assets of the Company.

11.9         Severability.  If any portion or provision of this Plan shall be deemed invalid or unenforceable, in whole or in part, than such provision or portion shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Plan, as the case may require, and this Plan shall be construed and enforced to the intent permitted by federal and Minnesota law, as if so modified or restricted, or as if such provision or portion had not been originally incorporated herein, as the case may be.

11.10       Adjustments Upon Changes in Capitalization.  The outstanding portion of any unexercised Award based on Stock shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of Stock or any other increase or decrease in the number of shares of Stock effected without receipt of consideration by MAIR Holdings, Inc.  Such adjustment to Awards shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

[END OF PLAN]